UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                        Cape Coastal Trading Corporation
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
                         (Title of Class of Securities)

                                    139330203

                                 (CUSIP Number)

                                December 29, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 19 Pages

CUSIP No. 139330203                    13G                   Page 2 of 19 Pages


------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Smithfield Fiduciary LLC
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,111,112 shares of Common Stock

                    Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,111,112 shares of Common Stock

                    Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,111,112 shares of Common Stock

            Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.84% (See Item 4(a))
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 139330203                    13G                   Page 3 of 19 Pages


------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,111,112 shares of Common Stock

                    Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,111,112 shares of Common Stock

                    Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,111,112 shares of Common Stock

            Warrants to acquire up to 444,445 shares of Common Stock
            (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.84% (See Item 4(a))
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 139330203                    13G                   Page 4 of 19 Pages


------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,111,112 shares of Common Stock

                    Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,111,112 shares of Common Stock

                    Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,111,112 shares of Common Stock

            Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.84% (See Item 4(a))
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 139330203                    13G                   Page 5 of 19 Pages


------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,111,112 shares of Common Stock

                    Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,111,112 shares of Common Stock

                    Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,111,112 shares of Common Stock

            Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.84% (See Item 4(a))
------------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON **
            PN
------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 139330203                    13G                   Page 6 of 19 Pages


------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Master L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,111,112 shares of Common Stock

                    Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,111,112 shares of Common Stock

                    Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,111,112 shares of Common Stock

            Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.84% (See Item 4(a))
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 139330203                    13G                   Page 7 of 19 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, Ltd.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,111,112 shares of Common Stock

                    Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,111,112 shares of Common Stock

                    Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,111,112 shares of Common Stock

            Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.84% (See Item 4(a))
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 139330203                    13G                   Page 8 of 19 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, LLC
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,111,112 shares of Common Stock

                    Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,111,112 shares of Common Stock

                    Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,111,112 shares of Common Stock

            Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.84% (See Item 4(a))
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 139330203                    13G                   Page 9 of 19 Pages


------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC                      20-1901985
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,111,112 shares of Common Stock

                    Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,111,112 shares of Common Stock

                    Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,111,112 shares of Common Stock

            Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.84% (See Item 4(a))
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO - Limited Liability Company
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 139330203                    13G                  Page 10 of 19 Pages


------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,111,112 shares of Common Stock

                    Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,111,112 shares of Common Stock

                    Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,111,112 shares of Common Stock

            Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.84% (See Item 4(a))
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 139330203                    13G                  Page 11 of 19 Pages


------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,111,112 shares of Common Stock

                    Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,111,112 shares of Common Stock

                    Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,111,112 shares of Common Stock

            Warrants to acquire up to 444,445 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.84% (See Item 4(a))
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 139330203                    13G                  Page 12 of 19 Pages


Item 1.

(a)  Name of Issuer

      Cape Coastal Trading Corporation, a Delaware corporation (the "Company").

(b)  Address of Issuer's Principal Executive Offices

      8550 West Bryn Mawr, Suite 200
      Chicago, Illinois  60631

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship


      Smithfield Fiduciary LLC
      The Cayman Corporate Center, 4th Floor
      27 Hospital Road
      George Town, Grand Cayman
      Cayman Islands, British West Indies
      Citizenship:  Cayman Islands, British West Indies

      Highbridge International LLC
      The Cayman Corporate Centre, 4th Floor
      27 Hospital Road
      Grand Cayman, Cayman Islands, British West Indies
      Citizenship:  Cayman Islands, British West Indies

      Highbridge Capital Corporation
      The Cayman Corporate Centre, 4th Floor
      27 Hospital Road
      Grand Cayman, Cayman Islands, British West Indies
      Citizenship:  Cayman Islands, British West Indies

      Highbridge Capital L.P.
      c/o Highbridge Capital Management, LLC
      9 West 57th Street, 27th Floor
      New York, New York 10019
      Citizenship:  State of Delaware

      Highbridge Master L.P.
      c/o Harmonic Fund Services
      Cayman Financial Centre
      Tower C
      36 Dr. Roy's Drive
      George Town, Grand Cayman
      Cayman Islands, British West Indies
      Citizenship:  Cayman Islands, British West Indies

CUSIP No. 139330203                    13G                  Page 13 of 19 Pages



       Highbridge GP, Ltd.
       c/o Harmonic Fund Services
       Cayman Financial Centre
       Tower C
       36 Dr. Roy's Drive
       George Town, Grand Cayman
       Cayman Islands, British West Indies
       Citizenship:  Cayman Islands, British West Indies

       Highbridge GP, LLC
       c/o Harmonic Fund Services
       Cayman Financial Centre
       Tower C
       36 Dr. Roy's Drive
       George Town, Grand Cayman
       Cayman Islands, British West Indies
       Citizenship:  Cayman Islands, British West Indies

       Highbridge Capital Management, LLC
       9 West 57th Street, 27th Floor
       New York, New York  10019
       Citizenship:  State of Delaware

       Glenn Dubin
       c/o Highbridge Capital Management, LLC
       9 West 57th Street, 27th Floor
       New York, New York 10019
       Citizenship:  United States

       Henry Swieca
       c/o Highbridge Capital Management, LLC
       9 West 57th Street, 27th Floor
       New York, New York 10019
       Citizenship:  United States

Item 2(d)  Title of Class of Securities

       Common Stock, $0.001 par value per share ("Common Stock")

Item 2(e)  CUSIP Number

       139330203

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
 (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

CUSIP No. 139330203                    13G                  Page 14 of 19 Pages


(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)    Amount beneficially owned:

               As of the date of this filing, each Reporting Person may be deemed the beneficial owner of (i) 1,111,112 shares of Common Stock currently owned by Smithfield Fiduciary LLC, and (ii) 444,445 shares of Common Stock issuable to Smithfield Fiduciary LLC upon the exercise of certain warrants (the "Warrants") currently held by it.

                Smithfield Fiduciary LLC is a wholly-owned subsidiary of Highbridge International LLC. Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC , Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P. and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Capital Management, LLC, Highbridge GP, Ltd., Highbridge GP, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock owned by Smithfield Fiduciary LLC.

        (b) Percent of class:

                As of the date of this filing, the Company has 19,399,333 shares of Common Stock outstanding. Therefore, based on the Company's outstanding shares of Common Stock and the Common Stock issuable upon exercise of the Warrants, the Reporting Persons may be deemed to beneficially own 7.84% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

CUSIP No. 139330203                    13G                 Page 15 of 19 Pages


        (c) Number of shares as to which such person has:

            (i) Sole power to vote or to direct the vote

                0

           (ii) Shared power to vote or to direct the vote

                See Item 4(a)

          (iii) Sole power to dispose or to direct the disposition of

                0

           (iv) Shared power to dispose or to direct the disposition of

                See Item 4(a)

Item 5.  Ownership of Five Percent or Less of a Class

        Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

        Not applicable.

Item 8.  Identification and Classification of Members of the Group

        See Exhibit I.

Item 9.  Notice of Dissolution of Group

        Not applicable.

Item 10. Certification

         By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of January 9, 2006, by and among Smithfield Fiduciary LLC, Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Master L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 139330203                    13G                  Page 16 of 19 Pages


SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: January 9, 2006

SMITHFIELD FIDUCIARY LLC                    HIGHBRIDGE INTERNATIONAL LLC


By: /s/ Howard Feitelberg                   By: /s/ Howard Feitelberg
    ---------------------                       -------------------------
Name: Howard Feitelberg                     Name: Howard Feitelberg
Title: Director                             Title: Director

HIGHBRIDGE CAPITAL CORPORATION              HIGHBRIDGE CAPITAL L.P.

                                            By: Highbridge GP, LLC
By: /s/ Howard Feitelberg                       its General Partner
    -------------------------
Name: Howard Feitelberg
Title: Controller

                                            By: /s/ Clive Harris
                                                --------------------------
                                            Name: Clive Harris
                                            Title: Director


HIGHBRIDGE MASTER L.P.                      HIGHBRIDGE GP, LTD.


By: Highbridge GP, Ltd.
    its General Partner
                                            By: /s/ Clive Harris
                                                --------------------------
                                            Name: Clive Harris
                                            Title: Director
By: /s/ Clive Harris
    --------------------------
Name: Clive Harris
Title: Director

HIGHBRIDGE GP, LLC                          HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Clive Harris
    --------------------------
Name: Clive Harris
Title: Director                             By: /s/ Carolyn Rubin
                                                --------------------------
                                            Name: Carolyn Rubin
                                            Title: Deputy General Counsel



/s/ Glenn Dubin                             /s/ Henry Swieca
------------------------------              ------------------------------
GLENN DUBIN                                 HENRY SWIECA

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.001 par value, of Cape Coastal Trading Corporation, a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of January 9, 2006

SMITHFIELD FIDUCIARY LLC                    HIGHBRIDGE INTERNATIONAL LLC


By: /s/ Howard Feitelberg                   By: /s/ Howard Feitelberg
    ---------------------------                 -----------------------------
Name: Howard Feitelberg                     Name: Howard Feitelberg
Title: Director                             Title: Director

--------------------------------------
HIGHBRIDGE CAPITAL CORPORATION              HIGHBRIDGE CAPITAL L.P.

                                            By: Highbridge GP, LLC
By: /s/ Howard Feitelberg                       its General Partner
    ---------------------------
Name: Howard Feitelberg
Title: Controller


                                            By: /s/ Clive Harris
                                                -----------------------------
                                                Name: Clive Harris
                                                Title: Director


HIGHBRIDGE MASTER L.P.                      HIGHBRIDGE GP, LTD.


By: Highbridge GP, Ltd.
    its General Partner
                                            By: /s/ Clive Harris
                                                -----------------------------
                                                Name: Clive Harris
                                                Title: Director

By: /s/ Clive Harris
    ---------------------------
Name: Clive Harris
Title: Director

HIGHBRIDGE GP, LLC                          HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Clive Harris
    ---------------------------
Name: Clive Harris
Title: Director                             By: /s/ Carolyn Rubin
                                                -----------------------------
                                            Name: Carolyn Rubin
                                            Title: Deputy General Counsel

/s/ Glenn Dubin                             /s/ Henry Swieca
-------------------------------             ---------------------------------
GLENN DUBIN                                 HENRY SWIECA